 Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
February 10, 2022	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES RECORD 2021 RESULTS

Honaker, Virginia -- New Peoples Bankshares, Inc. (the “Company”) (OTCBB: NWPP) and its wholly-owned subsidiary, New Peoples Bank, Inc. (the “Bank”), today announced fourth quarter 2021 net income of $1.9 million, or $0.08 per share, as compared to $1.4 million, or $0.06 per share, for the fourth quarter of 2020, a year-over-year improvement of $526,000 and a 37.8% increase. The primary drivers for these results were an increase in net interest income of $282,000, a reduction in provision for loan loss expense of $300,000, and an increase in noninterest income of $269,000. Return on average assets rose to 0.95% for the fourth quarter of 2021 compared to 0.74% for the fourth quarter of 2020 and return on average equity is up to 12.14% versus 9.66% for the same quarterly comparison.

C. Todd Asbury, President and CEO of the Company stated, “We are very pleased to report our most profitable year in the history of the Company. Year-to-date net income totaled $7.0 million and we have consistently increased quarterly earnings throughout the year. We also focused on reducing nonearning assets during 2021 which is reflected by other real estate owned decreasing to $1.4 million at the end of 2021. I am proud of all the hard work and dedication from our board of directors, management team and our employees that have produced these outstanding results. The Company has ended 2021 with retained earnings of $2.0 million, the first time that retained earnings has been positive since 2010. We have come a long way and we continue striving to become a high performing financial institution.”

During the year ended December 31, 2021, our balance sheet grew $38.3 million, or 5.1%. Stimulus payments received by our deposit customers and Paycheck Protection Program (“PPP”) loan funding drove an increase in deposits of $39.5 million. Excluding the net impact of $25.3 million in PPP loan originations and $53.6 million in PPP loan repayments, the remaining loan portfolio grew $46.6 million.

PPP loans have been a significant activity for us since their inception in 2020 as we helped small businesses in our region to endure the pandemic. In total, we originated 1,236 PPP loans totaling $69.8 million and at December 31, 2021, $6.4 million of these loans remain on our balance sheet, as the rest have received full or partial forgiveness. During the quarter, approximately $3.2 million of PPP loans were repaid via forgiveness, resulting in the recognition of net fee income of $180,000, included in net interest income.

During the fourth quarter, we repurchased a branch location that had previously been sold and leased back. We also opened a new office in Bristol, Virginia.

Highlights

·	Net interest income was $6.7 million in the fourth quarter of 2021, a reduction of $689,000, or 9.3%, over the prior quarter, but an increase of $282,000, or 4.4%, compared to the fourth quarter of 2020;
·	Income from deferred PPP loan fees was $180,000 in the fourth quarter, down $928,000, or 83.8%, from the prior quarter, and down $211,000, or 53.9%, compared to the fourth quarter of 2020;
·	Net interest margin was 3.53% for the fourth quarter, a decrease of 40 basis points compared to 3.93% for the prior quarter and a decrease of 15 basis points compared to the quarter ended December 31, 2020, which is mainly related to PPP loan fees recognized in the third quarter;
·	Provision for loans losses was zero for both the fourth and third quarters of 2021, and $300,000 for the fourth quarter of 2020;

·	Noninterest income was $2.5 million for the fourth quarter, a decrease of $467,000, or 15.7%, compared to the prior quarter, but an increase of $269,000, or 12.0%, compared to the fourth quarter of 2020;
·	Total noninterest expense was $6.7 million for the fourth quarter, an improvement of $1.3 million, or 16.6%, compared to the prior quarter, but an increase of $455,000, or 7.3%, compared to the fourth quarter of 2020;
·	Occupancy expense was $1.2 million in the fourth quarter, down $1.0 million, or 45.4%, from the prior quarter, due to nonrecurring disposal costs related to three former branch facilities recorded in the prior quarter, but higher by $69,000, or 6.0%, compared to the fourth quarter of 2020;
·	Loan balances totaled $593.7 million at December 31, 2021, an increase of $19.7 million, or 3.4%, compared to September 30, 2021, and an increase of $18.2 million, or 3.2%, compared to December 31, 2020;
·	Deposit balances totaled $707.5 million at December 31, 2021, a decrease of $6.0 million, or 0.8%, compared to September 30, 2021, but an increase of $39.5 million, or 5.9%, since December 31, 2020; and
·	Annualized net charge offs as a percentage of average loans were (0.05%) during the fourth quarter of 2021, as recoveries exceeded charge-offs by $77,000, compared to 0.03% during the third quarter of 2021, and 0.07% during the fourth quarter of 2020.

Quarterly Earnings

For the fourth quarter of 2021, net income improved to $1.9 million, or $0.08 per share, an increase of $72,000, or 3.9%, compared to the prior quarter. Although noninterest expense improved by $1.3 million, noninterest income decreased $467,000 and net interest income decreased $689,000. The improvement in noninterest expense is a result of $1.1 million in nonrecurring costs recorded in the prior quarter related to revaluing three former branch facilities transferred to other real estate owned. The decrease in noninterest income is due to two nonrecurring items of $322,000 of gains on sales of investment securities and $190,000 of gains on sales of former branch facilities, recorded during the prior quarter. The decrease in net interest income was primarily the result of a decrease of $762,000 in interest income on loans, including fees. While interest income on loans improved $137,000, fees on loans declined $899,000, due mainly to a decrease of $928,000 in fees recognized on PPP loans. We anticipate no further material reductions or increases in loan fee income, given that PPP originations ended in June 2021 and remaining PPP loan balances total only $6.4 million.

The provision for loan losses was zero this quarter and the prior quarter, compared to $300,000 for the fourth quarter of 2020, due to improving employment and non-inflation related economic conditions, plus reduced past due and nonaccrual loans.

For the fourth quarter of 2021 compared to the fourth quarter of 2020, net income improved $526,000, or 37.8%. This is due to an increase of $282,000 in net interest income, a decrease of $300,000 in provision for loan loss expense, and a $269,000 increase in noninterest income, offset by an increase of $455,000 in noninterest expense. The increase in net interest income was driven by a $399,000 reduction in interest expense on deposits and a $174,000 increase in interest income on investments, offset by a $315,000 decrease in interest income on loans, including fees. The reduction in interest expense on deposits is due to a combination of lower average balances and lower rates on time deposits. The improvement in interest income on investments is due to an increase of $62.0 million in average balances, which offset a reduction in yield to 1.62% from 2.35%. The decrease in interest income on loans is primarily due to a decrease of $256,000 in loan fees. The decrease in provision for loan loss expense is due to improved economic conditions, as described previously. The increase in noninterest income is primarily due to increased card processing and interchange income of $119,000, increased income of $71,000 from service charges and fees, and increased revenue from financial services of $37,000.

The net interest margin for the fourth quarter of 2021 was 3.53%, a decrease of 40 basis points compared to 3.93% for the prior quarter. Our yield on earning assets declined to 3.83% from 4.26%, due largely to the decrease in PPP loan fees previously mentioned. Yield on loans, not including loan fees, improved to 4.47% for the fourth quarter of 2021 compared to 4.40% for the prior quarter, mainly due to the impact of the repayment of PPP loans which carry a contractual interest rate of 1.0% combined with loan originations at higher rates. Our cost of funds, including noninterest-bearing deposits, dropped to 0.31% for the fourth quarter of 2021, compared to 0.34% for the prior quarter and 0.58% for the fourth quarter of 2020, a result of lower time deposit rates and average balances, coupled with increased average balances of noninterest-bearing deposits. Average balances of noninterest bearing deposits increased $39.4 million in the fourth quarter of 2021 compared to the fourth quarter of 2020, due to stimulus payments and PPP funds, which are generally deposited into customer accounts. These have had a large positive effect on our cost of funds.

Year-to-date Earnings

For the year ended December 31, 2021, net income was $7.0 million, or $0.29 per share, an increase of $4.1 million, or 142.6%, over the prior year. The improvement is due to an increase of $2.1 million in net interest income, a decrease of $1.9 million in provision for loan loss expense, and an increase of $1.8 million in noninterest income, offset by an $870,000 increase in noninterest expense as discussed in the following paragraphs.

The increase of $2.1 million in net interest income was due primarily to a decrease of $2.0 million in interest expense on deposits, plus an increase of $329,000 in interest income on investments, partially offset by a $315,000 decrease in interest income on loans, including fees. The reduction in interest expense on deposits is due to reduced rates on time deposits and a reduction of $34.7 million in average time deposit balances. The increase in interest income on investments is due to an increase in average balances of $33.6 million, as we redeployed excess funds into investment securities, which generally provide higher yields than cash. The decrease in interest income on loans, including fees, was driven by a decrease of $1.4 million in interest on loans, offset by an increase in fees of $1.1 million. The reduced loan interest income was driven by lower average yields, which decreased to 4.42% for 2021 compared to 4.72% for 2020, even though average loan balances increased $8.0 million. The yield reduction is reflective of the general low interest rate environment over the past two years combined with excess liquidity as stimulus monies have, to some degree, been retained by the recipients. The increase in loan fee income is a result of recognition of net deferred fees on PPP loans totaling $2.0 million in 2021, as compared to $964 thousand in 2020. As noted earlier, the Paycheck Protection Program ended in June 2021 and remaining PPP loan balances total only $6.4 million at year-end 2021. Therefore, the remaining PPP loans and net unearned fees will not have a material impact on future earnings.

The reduction in both interest income and interest expense was driven mainly by lower market rates, which have fallen throughout 2020 and 2021. Our total average yield on earning assets was 4.00% during 2021, compared to 4.36% during 2020. The reduction in our average cost of funds to 0.37% during 2021, compared to 0.72% during 2020, was driven mainly by an increase of $44.1 million in average balances of noninterest-bearing deposits, due to stimulus payments and PPP funds, which are generally deposited into customer accounts. Due to the factors above, the net interest margin for 2021 was 3.64%, a decrease of 1 basis point compared to 3.65% for 2020.

The decrease of $1.9 million in provision for loan loss expense is due to improving asset quality, as exhibited by reductions in past due, classified loans and nonaccrual loans, along with improving employment and non-inflation related economic conditions, as discussed earlier.

The $1.8 million increase in noninterest income was driven by an additional $507,000 in service charges and fees, a $557,000 increase in card processing and interchange income, a $313,000 increase in financial services fees, plus nonrecurring gains on sales of investment securities of $322,000. The improvement in service charges and fees resulted from the fee schedule changes we made in August 2020. The improvement in card processing and interchange income resulted from increased volume and the related increase in interchange fees received. Efforts to increase noninterest income revenues from financial services drove the improvement in insurance and investment fees. Other noninterest income also increased by $138,000, but after considering the nonrecurring net gains on sales of fixed assets of $190,000 in 2021 and the $220,000 bonus payment received in 2020 from a service provider, the increase in this component would have been $168,000. This increase is due to a $128,000 growth in earnings from commissions and gains on originations and sales of mortgage loans in the secondary market.

Noninterest expense grew by $870,000 primarily due to valuation adjustments of $1.1 million on three former branch office locations, which were transferred into other real estate owned offset by a $566,000 reduction in salaries and benefit expense. Excluding the valuation adjustments, occupancy and equipment expense increased $182,000, due largely to costs associated with the Kingsport and Bristol – W. State Street offices, which opened in the third quarter of 2020, and fourth quarter of 2021, respectively. The reduction in salaries and benefit expense is due to the restructuring implemented during the second quarter of 2020. Other operating expenses were up $240,000 due to higher loan expenses and other real estate expenses of $246,000 and $199,000, respectively. These increases offset decreases in FDIC insurance and consulting, which decreased $128,000 and $236,000, respectively. FDIC premiums decreased due to improvements in our risk assessment. Consulting decreased due to costs incurred in 2020, which were not repeated in 2021. In addition, 2021 includes a $76,000 increase in bank franchise taxes due to the increased tax base and increased tax volume for other states.

Income taxes increased $839,000, or 76.1%, which correlates to the growth in pretax earnings.

Balance Sheet

During the quarter ended December 31, 2021, total assets decreased $6.2 million, or 0.8%, to $794.6 million, compared to $800.8 million at September 30, 2021. Interest bearing deposits in other banks decreased $23.8 million, due to funding loan originations which increased loan balances by $19.7 million, and decreased deposit balances $6.0 million.

At December 31, 2021, compared to the prior year-end, total assets grew $38.3 million, or 5.1%. Loan balances increased $18.2 million, or 3.2%. Excluding the net impact of $25.3 million in PPP loan originations and $53.6 million of PPP loan repayments, the remaining loan portfolio grew $46.6 million, due largely to our new Boone loan production office, which opened during the fourth quarter of 2020.

During the year ended December 31, 2021, deposits grew $39.5 million, or 5.9%, due to the impact of stimulus payments and PPP loan funds during the first half of the year, combined with residual liquidity that remains in the financial markets. This deposit growth, combined with a decrease of $30.3 million in interest bearing deposits in other banks, funded a net increase in the investment portfolio of $59.0 million.

Capital

During the year ended December 31, 2021, total capital increased $5.5 million, as earnings added $7.0 million, while accumulated other comprehensive income decreased by $1.6 million. Consequently, book value per share increased to $2.66 at December 31, 2021 compared to $2.43 at December 31, 2020. The bank remains well capitalized per regulatory guidance.

Asset Quality

The allowance for loan losses as a percentage of total loans was 1.13% at December 31, 2021, 1.16% at September 30, 2021, and 1.25% at December 31, 2020.

Annualized net charge-offs, as a percentage of average loans, was (0.05%) during the fourth quarter of 2021, as recoveries exceeded charge-offs by $77,000. Annualized net charge-offs were 0.03% during the prior quarter and 0.07% during the fourth quarter of 2020. Our quarterly assessment of the allowance for loan losses did not indicate the need for additional provision expense, due to improving qualitative factors as previously discussed. For the year ended December 31, 2021, net charge-offs were 0.14% of average loans, compared to 0.08% for 2020.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $4.3 million at December 31, 2021, a decline of $1.1 million, or 21.0%, during the fourth quarter and a decline of $4.6 million, or 51.6%, since year-end 2020. Nonperforming assets as a percentage of total assets were 0.54% at December 31, 2021, 0.68% at September 30, 2021, and 1.17% at December 31, 2020.

As we continue working to reduce nonearning assets, other real estate owned is declined to $1.4 million as of December 31, 2021, compared to $3.3 million as of December 31, 2020. At December 31, 2021, approximately $912,000 of other real estate owned consisted of former branch facilities.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 19 branch locations throughout southwest Virginia, eastern Tennessee, southern West Virginia, and a loan production office in western North Carolina. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i)	the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

QUARTERS ENDED DECEMBER 31, 2021 THROUGH DECEMBER 31, 2020

(IN THOUSANDS EXCEPT SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Total Cash and Cash Equivalents	$ 60,946	$ 86,542	$ 69,657	$ 131,204	$ 92,350

Investment securities available-for-sale	107,358	105,228	96,031	46,292	48,406

Loans held for sale	-	109	-	-	389

Loans receivable, net of allowance for loan losses	587,009	567,396	585,218	587,161	568,375

Total Assets	794,647	800,849	797,588	810,266	756,302

Total Deposits	707,513	713,489	711,367	720,954	668,012

Total Liabilities	731,016	738,331	736,624	750,919	698,125

Total Stockholders’ Equity	63,631	62,518	60,964	59,247	58,177

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE QUARTERS ENDED DECEMBER 31, 2021 THROUGH DECEMBER 31, 2020

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Interest income on loans, including fees	$ 6,840	$ 7,602	$ 6,960	$ 6,921	$ 7,155

Interest income on investment securities	408	388	334	247	234

Total interest and dividend income	7,301	8,044	7,348	7,219	7,439

Interest expense on deposits	468	522	575	683	867

Total interest expense	572	626	697	806	992

Net interest income	6,729	7,418	6,651	6,413	6,447

Provision for loan losses	-	-	186	186	300

Net interest income after provision for loan losses	6,729	7,418	6,465	6,227	6,147

Total noninterest income	2,503	2,970	2,378	2,129	2,234

Total noninterest expenses	6,727	8,067	6,724	6,349	6,272

Income tax expense	588	476	456	422	718

Net income	$ 1,917	$ 1,845	$ 1,663	$ 1,585	$ 1,391

Basic and diluted income per share*	$ 0.08	$ 0.08	$ 0.07	$ 0.07	$ 0.06

*-For 2021, quarterly income per share does not total year-to-date income per share due to rounding.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	December 31, 2021	December 31, 2020

Interest income on loans, including fees	$ 28,323	$ 28,638

Interest income on investment securities	1,377	1,048

Total interest and dividend income	29,912	30,036

Interest expense on deposits	2,248	4,284

Total interest expense	2,701	4,893

Net interest income	27,211	18,696

Provision for loan losses	372	2,300

Net interest income after provision for loan losses	26,839	22,843

Total noninterest income	9,980	8,147

Total noninterest expenses	27,867	26,997

Income tax expense	1,942	1,103

Net income	7,010	2,890

Basic and diluted income per share	$ 0.29	$ 0.12

Return on average stockholder’s equity	11.52%	5.18%

Return on average assets	0.88%	0.39%

*-For 2021, quarterly income per share does not total year-to-date income per share due to rounding.

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS (UNAUDITED)
	For the three-months ended,
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Key Performance Ratios
Earning Asset Yield	3.83%	4.26%	3.89%	4.04%	4.25%
Cost of interest bearing liabilities	0.48%	0.52%	0.58%	0.69%	0.85%
Cost of Funds	0.31%	0.34%	0.38%	0.46%	0.58%
Net Interest Margin	3.53%	3.93%	3.52%	3.59%	3.68%

Return on average stockholder’s equity	12.14%	11.75%	11.15%	10.96%	9.65%
Return on average assets	0.95%	0.91%	0.82%	0.83%	0.74%
Efficiency Ratio*	72.84%	80.08%	74.42%	74.28%	72.19%
Loan to Deposit Ratio	83.92%	80.46%	83.21%	82.45%	86.16%

Asset Quality
Allowance for loan losses to total loans	1.13%	1.16%	1.13%	1.23%	1.25%
Net (recoveries) charge offs to average loans, annualized	(0.05%)	0.03%	0.53%	0.06%	0.07%
Nonaccrual loans to total loans	0.50%	0.54%	0.66%	0.90%	0.96%
Nonperforming assets to total assets	0.54%	0.68%	0.77%	1.07%	1.17%

Capital Ratios (Bank Only)
Tier 1 leverage	9.86%	9.53%	9.19%	9.41%	9.49%
Tier 1 risk-based capital	14.98%	15.11%	14.82%	14.91%	15.16%
Total risk-based capital	16.23%	16.37%	16.08%	16.16%	16.41%
Total common equity tier 1 capital	14.98%	15.11%	14.82%	14.91%	15.16%

*The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.